Exhibit 10.9

VNBJ SHARE PURCHASE AGREEMENT

by and among

Honda Motor Co., Ltd.
Nissin Kogyo Co., Ltd.
as Purchasers

and

Veoneer AB
as Seller

dated as of October 30, 2019

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE 1
1.1 Purchase and Sale. 1
1.2 Purchase Price. 2
1.3 Leakage Reimbursement. 2
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER 2
2.1 Existence and Corporate Power. 3
2.2 Authority. 3
2.3 No Conflicts. 3
2.4 Antisocial Forces. 4
2.5 Share Ownership. 4
2.6 Steering Committee Materials. 4
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING VNBJ 4
3.1 Existence and Corporate Power. 5
3.2 No Conflicts. 5
3.3 Company Capital Stock. 5
3.4 Financial Statements. 6
3.5 Intellectual Property. 7
3.6 Assets; Sufficiency. 8
3.7 Contracts. 9
3.8 Taxes. 10
3.9 Compliance with Laws. 11
3.10 Antisocial Forces. 11
3.11 Litigation. 11
3.12 Employment and Employee Benefits. 12
3.13 Governmental Approvals. 13
3.14 Environmental Matters. 13
3.15 Product Liability. 14
3.16 International Trade Matters. 15
3.17 Brokers. 15
3.18 Insurance. 15
3.19 Real Property. 15
3.20 No Other Representations or Warranties. 16
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NISSIN 17
4.1 Existence and Corporate Power. 17
4.2 Authority. 17
4.3 No Conflicts. 18
4.4 Antisocial Forces. 18
4.5 Sufficiency of Funds. 18
4.6 No Reliance; Independent Investigation. 19
ARTICLE V REPRESENTATIONS AND WARRANTIES OF HONDA 19
5.1 Existence and Corporate Power. 19
5.2 Authority. 20
5.3 No Conflicts. 20
5.4 Antisocial Forces. 20
5.5 Sufficiency of Funds. 21
i

5.6 No Reliance; Independent Investigation. 21
ARTICLE VI PRE-CLOSING COVENANTS 22
6.1 Mutual Covenants and Acknowledgements. 22
6.2 Seller and Nissin Pre-Closing Covenants. 23
6.3 Purchasers Pre-Closing Covenants. 27
ARTICLE VII CONDITIONS TO CLOSING 29
7.1 Conditions to the Closing Obligations of all Parties. 29
7.2 Conditions to the Closing Obligations of Purchasers. 30
7.3 Conditions to the Closing Obligations of Seller. 31
7.4 VNBZ SPA. 31
ARTICLE VIII CLOSING 31
8.1 Time and Place. 31
8.2 Seller Closing Obligations. 32
8.3 Purchasers Closing Obligations. 32
8.4 Repayment of Intercompany Loan. 33
ARTICLE IX POST-Closing covenants 33
9.1 Non-Solicitation by Seller. 33
9.2 Access to Information. 33
9.3 Insurance Acknowledgment. 34
9.4 Veoneer Marks. 34
9.5 Antitrust Approvals. 35
ARTICLE X INDEMNIFICATION 35
10.1 Indemnification. 35
10.2 Seller Acknowledgment. 36
10.3 Notice of Claims. 36
10.4 Limitations on Indemnification. 36
10.5 Third Party Claims. 38
10.6 Offset of Losses. 38
10.7 Adjustments to Losses. 38
10.8 Mitigation. 39
10.9 No Double Recovery. 39
10.10 Sole and Exclusive Remedy. 40
10.11 Tax Treatment of Indemnity Payments. 40
10.12 Special Indemnification. 40
ARTICLE XI TERMINATION 40
11.1 Termination. 40
11.2 Effect of Termination. 41
ARTICLE XII MISCELLANEOUS 41
12.1 Defined Terms; Interpretation. 41
12.2 Several Liability of Purchasers. 42
12.3 Notices. 42
12.4 Expenses. 43
12.5 Further Assurances; Good Faith Consultation. 43
12.6 No Assignment. 44
12.7 Confidentiality. 44
12.8 Publication and Announcements. 46

12.9 Waivers and Amendments. 46
12.10 Severability. 46
12.11 Counterparts; Electronic Signature. 46
12.12 Governing Law; Dispute Resolution. 46
12.13 No Third-Party Beneficiaries. 47
12.14 Entire Agreement. 47
12.15 Transfer Taxes. 47

LIST OF EXHIBITS AND SCHEDULES
Exhibits

Exhibit A  Certain Definitions; Interpretation

Schedules

Schedule 6.2.2. Amendment to JV Agreement [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Schedule 6.2.4. Third Party Consents [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Schedule 6.2.6. Resigning Directors [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Schedule 6.2.7. Schedule of Transition Services [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Schedule 6.3.2(a). Required Antitrust Approval [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Schedule 10.2. Certain Warranty Matters [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Schedule 10.12. Special Indemnification [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

VNBJ SHARE PURCHASE AGREEMENT
THIS VNBJ SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on October 30, 2019 among (i) Honda Motor Co., Ltd., a Japanese corporation (“Honda”), (ii) Nissin Kogyo Co., Ltd., a Japanese corporation (“Nissin,” and together with Honda, “Purchasers”), and (iii) Veoneer AB, a Swedish corporation (“Seller”). Purchasers and Seller are also referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, each of Seller and Nissin directly or indirectly owns equity interests in Veoneer Nissin Brake Systems Japan Co., Ltd. (“VNBJ”), pursuant to (a) that certain Joint Venture Agreement dated March 7, 2016 by and among (i) Autoliv ASP, Inc., Autoliv AB and Autoliv Holding, Inc. (together with Autoliv ASP, Inc. and Autoliv AB, the “Autoliv Parties”) and (ii) Nissin, Nissin Kogyo Holdings USA, Inc. and Zhongshan Nissin Industry Co., Ltd. (together with Nissin and Nissin Kogyo Holdings USA, Inc., the “Nissin Parties”), as amended by (b) that certain Addendum to Joint Venture Agreement dated September 3, 2018 by and among (i) the Autoliv Parties, (ii) Seller and Veoneer US, Inc. (together with Seller, the “Veoneer Parties”), and (iii) the Nissin Parties, and (c) that certain Amendment to Joint Venture Agreement dated June 28, 2019 between (i) the Veoneer Parties and (ii) the Nissin Parties (the Joint Venture Agreement as so amended, the “JV Agreement”);
WHEREAS, as of the date of this Agreement, Seller owns 102 common shares of VNBJ (accounting for 51% of all outstanding shares of VNBJ) (the “VNBJ Shares”); and
WHEREAS, Seller desires to sell to Purchasers, and Purchasers desire to purchase from Seller, all of the VNBJ Shares, on the terms and subject to conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE
1.1 Purchase and Sale.
On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, and Purchasers agree to purchase, the VNBJ Shares as set forth below:
(a) fifty-two (52) shares of the VNBJ Shares, which constitute twenty-six percent (26%) of all outstanding shares of VNBJ, to Honda;
(b) fifty (50) shares of the VNBJ Shares, which constitute twenty-five percent (25%) of all outstanding shares of VNBJ, to Nissin.
1.2 Purchase Price.
(a) In consideration for the Transactions, the aggregate purchase price to be paid by Purchasers to Seller shall be an aggregate amount equal to One Hundred Six Million Dollars ($106,000,000) (the “Aggregate Purchase Price”).
(b) Purchasers shall pay the Aggregate Purchase Price in accordance with Section 8.3.
1.3 Leakage Reimbursement.
Seller represents and warrants to each Purchaser that as of the date hereof and the Closing Date, no Leakages have taken place since the Reference Date. Upon receipt of a demand by Purchasers (together with supporting documentation and work papers describing in reasonable detail how such items were derived), Seller shall pay any Leakage, arising during the period from the Reference Date until and including the Closing Date, together with any reasonable costs incurred by Purchasers in connection with the recovery of such Leakage and the Tax of VNBJ in connection with such Leakage, it being understood that the amount at issue shall be reduced to take account of any net Tax benefit (in the form of reduction in cash Tax otherwise payable) actually realized by VNBJ in connection with such Leakage; provided, however, to the extent Seller disagrees with Purchasers’ demand that Leakage has occurred, the Parties agree to discuss in good faith over a period of thirty (30) days, and if the Parties are unable to agree within such period, the matter shall be resolved pursuant to Section 12.12(b).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to each Purchaser (except with respect to Section 2.6, solely to Nissin) that the statements contained in this ARTICLE II are true, correct and complete as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly speak as to a specific date, in which case as of such specific date.
2.1 Existence and Corporate Power.
Seller is duly incorporated and validly existing under the laws of Sweden, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to materially and adversely affect Seller.
2.2 Authority.
(a) Seller has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and each Transaction Document to which it is a party have been duly and validly authorized by all necessary corporate action on the part of Seller.
(b) This Agreement has been, and each Transaction Document when executed and delivered will be, duly and validly executed and delivered by Seller, and, assuming the due execution and delivery by Purchasers, constitutes, or will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity and applicable Laws governing specific performance, injunctive relief and other equitable remedies.

2.3 No Conflicts.
The execution and delivery by Seller of this Agreement and the performance of the Transactions by Seller, do not and will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under: (a) any provision of the Organizational Documents of Seller; (b) any Law applicable to Seller; (c) any term or requirement of any Governmental Approval held by Seller; or (d) any provision of any material contract to which Seller is a party or to which it is otherwise bound which would reasonably be expected to have a material adverse effect on the ability of Seller to consummate the Transactions.
2.4 Antisocial Forces.
Neither Seller nor any of its Affiliates is or belongs to any Antisocial Forces Related Person, or is conducting any Antisocial Activities.
2.5 Share Ownership.
Seller owns the VNBJ Shares legally and validly, and is the beneficial shareholder of all of the VNBJ Shares. Upon the consummation of the Transactions, Purchasers will acquire good and valid title to the VNBJ Shares, free and clear of all Liens (other than any Liens created or granted by Purchasers or any of its Affiliates after Closing), and will be the only holders of the VNBJ Shares registered in the shareholders’ registry of VNBJ.
2.6 Steering Committee Materials.
Prior to the date hereof and the Closing Date, Seller has not knowingly and intentionally misrepresented any material fact included in any materials or documents provided to the Steering Committee (as defined in the JV Agreement) members appointed by Nissin, and Seller has not knowingly and intentionally withheld any information that would result in a Material Adverse Effect from the Steering Committee (as defined in the JV Agreement).
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING VNBJ

Except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”), Seller represents and warrants to Honda that the statements contained in this ARTICLE III are true, correct and complete as of the date of this Agreement (except to the extent such representations and warranties expressly speak as to a specific date, in which case as of such specific date). For the avoidance of doubt, the information in the Disclosure Schedule is the sole exemption to this ARTICLE III, and any other facts or circumstances, including the information disclosed to Honda during the course of due diligence or negotiation with Seller, shall not qualify the representations and warranties set forth herein.
3.1 Existence and Corporate Power.
VNBJ is duly incorporated and validly existing under the Laws of Japan, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business in such jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.
3.2 No Conflicts.
Except as set forth in Section 3.2 of the Disclosure Schedule, execution and delivery by each party to this Agreement and the other Transaction Documents by the relevant parties thereto, and the performance of the transactions by each such party, do not and will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under: (a) any provision of the Organizational Documents of VNBJ or (b) any provision of any Material Contract.
3.3 Company Capital Stock.
(a) The authorized capital stock of VNBJ consists of four hundred (400) common shares. VNBJ has issued and outstanding two hundred (200) shares of common stock. All of such shares have been duly authorized and validly issued, are fully paid and non-assessable, have been issued in compliance with applicable Law and Governmental Approvals and in compliance with the Organizational Documents of VNBJ and are free and clear of all Liens.

(b) There are no options, warrants, or other rights issued by VNBJ to purchase or otherwise obtain any equity interest in VNBJ, and there are no debt, equity or other instruments that may be converted into or otherwise exchanged for any equity interest in VNBJ. VNBJ does not owe any obligation, whether based on Contract, resolution or otherwise, to issue or grant any other equity interest in VNBJ.
(c) There is no restriction on the sale or transfer of the VNBJ Shares other than those set forth in the Organizational Documents of VNBJ (requiring that the board meeting of VNBJ approves the transfer of any shares thereof) and restrictions under the JV Agreement.
3.4 Financial Statements.
(a) Seller has delivered to each Purchaser the following financial statements (collectively, the “Financial Statements”):
(i) USGAAP based balance sheets of VNBJ as of August 31, 2019 (the “Reference Date”);
(ii) The audited USGAAP based balance sheets of VNBJ at and for the years ended December 31, 2016, December 31, 2017 and December 31, 2018 (the “USGAAP Balance Sheets”);
(iii) The audited USGAAP based income statements of VNBJ for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018;
(iv) JGAAP based balance sheets of VNBJ at and for the years ended December 31, 2016, December 31, 2017 and December 31, 2018; and
(v) JGAAP based income statements, cost reports and shareholders’ equity statements of VNBJ for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018.
(b) The Financial Statements, to the extent consistent with USGAAP or JGAAP, as applicable, (i) are correct and complete in all material respects and have been prepared based on the books and records of VNBJ, (ii) fairly present VNBJ’s financial condition as of the date thereof and the results of operations of VNBJ for the period covered thereby in accordance with the accounting methods and standards continuously adopted for the managerial accounting of Seller and VNBJ, and (iii) have been prepared using the same accounting methods, policies, practices and procedures (with consistent classification, judgments and estimation methodology) applied on a consistent basis during the periods involved.
(c) To Seller’s Knowledge, other than any liability that (i) is reflected in the Financial Statements, (ii) has arisen since the Reference Date in the Ordinary Course of Business, or (iii) is incurred in connection with the execution and performance of this Agreement or any other Transaction Document, VNBJ does not have any liabilities of any nature, whether or not accrued, contingent or otherwise required to be reflected on a balance sheet prepared in accordance with USGAAP or JGAAP, as applicable.
(d) To Seller’s Knowledge, except as set forth in Section 3.4(d) of the Disclosure Schedule, there is no off-balance sheet liability of VNBJ.
(e) There are no loans or any other indebtedness from Seller or Seller’s Affiliates to VNBJ other than the Intercompany Loan.
3.5 Intellectual Property.
(a) To Seller’s Knowledge, (i) all necessary registration, maintenance and renewal fees have been paid in connection with the registered Company IP Assets; and (ii) all necessary documents and certificates have been filed in connection with such registered Company IP Assets with the relevant patent, trademark or other authorities in any relevant jurisdiction, as the case may be, for the purposes of maintaining such Company IP Assets, in each case other than with respect to registered Intellectual Property Rights which VNBJ has reasonably determined to abandon or not maintain.
(b) To Seller’s Knowledge, unless otherwise filed with the relevant patent, trademark or other authorities in the relevant jurisdiction, all Company IP

Assets are (i) owned by VNBJ, free and clear of all Liens or any claims of any inventor and (ii) valid and enforceable.
(c) No employee of VNBJ who has conceived or developed any material Company IP Assets has asserted any Claim against VNBJ in connection with their involvement in the conception and development of such Company IP Assets in the last three (3) years.
(d) To Seller’s Knowledge, neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions at the Closing as contemplated hereby will (i) cause the forfeiture or loss of any ownership interest in any material Company IP Assets or (ii) result in VNBJ (A) granting to any Person any new license under any Company IP Asset or (B) becoming obligated to pay to any Person any royalties pursuant to any existing license agreement with respect to Intellectual Property Rights solely owned by any unaffiliated Person that would not have been due had such transactions not been consummated.
(e) During the three (3) years prior to the date of this Agreement, VNBJ has not initiated any Claim against a third party alleging such Person has infringed, misappropriated or otherwise violated any Company IP Assets.
(f) No third party has made any Claim against VNBJ or, to Seller’s Knowledge, threatened any claim, alleging that VNBJ infringes, misappropriates or otherwise violates any Intellectual Property Rights of such third party in the last three (3) years.
Notwithstanding anything to the contrary contained herein, this Section 3.5 contains the sole and exclusive representations and warranties of Seller regarding Intellectual Property Right matters.
3.6 Assets; Sufficiency.
(a) To Seller’s Knowledge, (i) VNBJ owns or otherwise has sufficient and legally enforceable rights to use all of the tangible assets that are used or held for use in connection with the conduct of its business (collectively, the “Assets”), and

(ii) VNBJ has good, valid, and marketable title to, or in the case of leased property, have good and valid leasehold interests in, the Assets, free and clear of all Liens.
(b) To Seller’s Knowledge, the amount of the inventories of VNBJ as of the date hereof is reasonable, not excessive, and sufficient for VNBJ to carry on the operation of its business in the Ordinary Course of Business.
3.7 Contracts.
(a) With respect to each Material Contract: (i) such Material Contract is valid, binding and enforceable in accordance with its terms and in full force and effect with respect to VNBJ, and to Seller’s Knowledge, is valid, binding and enforceable in accordance with its terms and in full force and effect with respect to each other party thereto; and (ii) neither VNBJ nor, to Seller’s Knowledge, any other party is in material breach or default of such Material Contract, and VNBJ has not notified in writing any Person, and no Person has notified in writing VNBJ, of any such breach or default.
(b) “Material Contract” means any of the following Contracts entered by VNBJ:
(i) A Contract with any of the top ten (10) suppliers of VNBJ, ranked by the total annual payments by VNBJ;
(ii) A Contract regarding a joint venture, partnership, collaboration, or any other form of capital or business alliance of VNBJ with a third party (including research and development, and the secondment of officers or employees);
(iii) A Contract between VNBJ, on the one hand, and Seller or any of its Affiliates, on the other hand;
(iv) A Contract relating to the exclusive licensing of the Company IP Assets by VNBJ to a third party, or the exclusive licensing of any Intellectual Property Rights by a third party to VNBJ; and

(v) A Contract or indenture relating to borrowed money or other indebtedness of VNBJ in excess of One Hundred Thousand Dollars ($100,000).
(c) VNBJ has not entered into any contract with a third party (not including any Purchaser or any of its respective Affiliates) that: (i) contains non-compete provisions or which otherwise restrict the business activities of VNBJ; (ii) contains exclusive provisions which forbid transacting with other parties; (iii) limits or contains restrictions on the ability of the VNBJ to purchase and sell any assets and properties, to change the lines of business in which it participates or engages, or to engage in any merger, consolidation or other type of business combination; or (iv) contains any most-favored nations or minimum sale clauses under which VNBJ is required to set favorable conditions for the counter-party.
3.8 Taxes.
To Seller’s Knowledge:
(a) VNBJ has timely filed all material Tax Returns due on or prior to the date hereof with the appropriate Tax authority. All such Tax Returns are true, correct and complete in all material respects.
(b) All material Taxes of VNBJ, regardless of whether shown on any Tax Return, that are due and payable have been timely paid or will be paid timely before the Closing.
(c) VNBJ has withheld and remitted all material Taxes required to be withheld in connection with any amounts paid to any employee, creditor, independent contractor or other third party.
(d) No Tax or other audits or other administrative or judicial proceedings are pending or threatened in writing, with regard to any material Taxes for which VNBJ may be liable. All deficiencies asserted or assessments for material Taxes made against VNBJ have been fully paid, and there are no liens for material Taxes upon the assets of VNBJ, in each case as of the date hereof.

(e) VNBJ is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, in each case other than agreements that do not principally relate to the indemnification of Taxes. VNBJ is not party to or bound by any closing agreement, offer in compromise or other agreement with any Tax authority, which agreement could result in a Material Adverse Effect after the Closing.
(f) VNBJ will not be required to include any material item of income in, or exclude any material item of item of deduction from, a taxable period (or portion thereof) commencing after the date hereof as a result of (i) any agreement with any Tax authority entered into prior to the date hereof (including a gain recognition agreement) (ii) an installment sale or a deferred intercompany transaction made on or prior to the date hereof, (iii) a transaction entered into prior to the date hereof under which previously utilized Tax losses or credits may be recaptured in a Taxable period (or portion thereof) commencing after the date hereof, (iv) a change in or improper method of accounting for a taxable period ending on or prior to the date hereof or (v) a prepaid amount received or deferred revenue accrued on or prior to the date hereof; in each case except to the extent of any action or transaction done in the Ordinary Course of Business.
Notwithstanding anything to the contrary contained herein, this Section 3.8 contains the sole and exclusive representations and warranties of Seller regarding Tax matters.
3.9 Compliance with Laws.
To Seller’s Knowledge, except as set forth in Section 3.9 of the Disclosure Schedule, during the three (3) years prior to the date of this Agreement, VNBJ (a) has complied with, and is currently in compliance with, in each case in all material respects, and (b) has not received any written notices of material violation with respect to, any applicable Law.
3.10 Antisocial Forces.
VNBJ (a) is not and does not belong to any Antisocial Forces Related Person and (b) is not conducting any Antisocial Activities.

3.11 Litigation.
There is no private or governmental Legal Proceeding with potential Losses in excess of One Hundred Thousand Dollars ($100,000), or which requests or involves any form of injunctive relief, pending before any Governmental Authority, or to Seller’s Knowledge, threatened in writing by or against VNBJ (or any officer or director of VNBJ in their capacity as such). There is no judgment, injunction (including preliminary injunctive relief), decree or order against VNBJ.
3.12 Employment and Employee Benefits.
(a) Except as set forth in Section 3.12(a) of the Disclosure Schedule, VNBJ is not party to or bound by or in negotiations regarding any collective bargaining agreement or other Contract with any labor union, labor organization, trade union, works council or other employee representative body with respect to any employee of VNBJ.
(b) To Seller’s Knowledge:
(i) with respect to VNBJ, there have been no material violations of applicable collective agreements or labor or employment Laws (including Laws related to wages and hours, health and safety, holiday pay, equal employment opportunity (including discrimination, harassment and retaliation), plant closure and mass layoffs, social insurance, workers’ compensation and unemployment insurance) or breaches of any working rules, employment agreements, rules of employment, wage agreements, or other Contracts involving labor or employment, and there were no material instructions, notices of violation or guidance received from any relevant Government Authority, or any material Legal Proceedings, for the three (3) years immediately preceding the date of this Agreement with respect to labor and employment practices;
(ii) VNBJ does not have any material outstanding liability with respect to its employee wages (including salary, allowances, over-time allowances, bonus and retirement payment) that has become due and payable but not been performed or paid; and
(iii) there are no material disputes pending or threatened in writing against or affecting VNBJ regarding the existence or amount of any such liability.
(c) To Seller’s Knowledge, there are no strikes, material disputes or litigation currently pending between VNBJ, on the one hand, and its directors, officers or employees, on the other hand.
(d) No company benefit plan exists that, as a result of the execution of this Agreement, or the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), would reasonably be expected to (i) result in any increased severance pay to any employee of VNBJ upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable, require the security of benefits under or result in any other material obligation pursuant to, any of the company benefit plans of VNBJ or (iii) limit or restrict the right of VNBJ to merge, amend or terminate any of the company benefit plans except for any limitations or restrictions under Applicable Laws.
Notwithstanding anything to the contrary contained herein, this Section 3.12 contains the sole and exclusive representations and warranties of Seller regarding employment and employee benefit matters.
3.13 Governmental Approvals.
To Seller’s Knowledge:
(a) VNBJ has all material Governmental Approvals that are required in connection with the operation of its business;

(b) VNBJ has made all material filings with, and given all material notifications to, all Governmental Authorities as required by all applicable Laws in connection with the operation of their business; and
(c) each such Governmental Approval is valid and in full force and effect, and there is not pending or being threatened in writing any Legal Proceeding which results in the suspension, termination, revocation or cancellation of any such Governmental Approval.
3.14 Environmental Matters.
To Seller’s Knowledge, except as set forth in Section 3.14 of the Disclosure Schedule, (a) VNBJ is, and has been during the three (3) years prior to the date of this Agreement, in compliance with applicable Environmental Laws in all material respects; (b) VNBJ has not received any written notice, Claims, report, or other information from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation or failure to comply or liabilities or obligations of any nature, arising under any Environmental Law during the three (3) years prior to the date of this Agreement or that is pending and unresolved or threatened; (c) there has been no Release of or exposure of any Person to Hazardous Materials by VNBJ, in each case in violation of Environmental Law in any material respect or that could reasonably be expected to result in any material liability or which is required to be investigated, remediated, corrected or reported to any Governmental Authority by VNBJ; and (d) VNBJ has not assumed by Contract or operation of Law any material liability of any other Person pursuant to Environmental Law.
Notwithstanding anything to the contrary contained herein, this Section 3.14 contains the sole and exclusive representations and warranties of Seller regarding environmental matters.
3.15 Product Liability.
To Seller’s Knowledge, except as set forth in Section 3.15 of the Disclosure Schedule, (a) during the three (3) years prior to the date hereof, VNBJ has not incurred, and has not been threatened to incur, any material Loss as a result of any defect or other deficiency (whether of design, materials, workmanship, labelling, instructions, or otherwise) with respect to any Company Product for any customer of VNBJ (excluding Honda, Nissin and their respective Affiliates), or any service provided by VNBJ; (b) there is no ongoing or potential recall, service campaign, or other improvement measure (kaizen taisaku) caused as a result of, or in relation to any defect or other deficiency with respect to any Company Product for any customer of VNBJ (excluding Honda, Nissin and their respective Affiliates); and (c) no Governmental Authority has notified Seller or VNBJ in writing as of the date hereof that any such Company Product for any customer of VNBJ (excluding Honda, Nissin and their respective Affiliates) is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority.
Notwithstanding anything to the contrary contained herein, this Section 3.15 contains the sole and exclusive representations and warranties of Seller regarding product liability matters.
3.16 International Trade Matters.
To Seller’s Knowledge, (a) VNBJ, and the directors, officers or employees, agents, distributors, Affiliates or Representatives thereof and any other Person acting on behalf of VNBJ, has been in material compliance with and has not been in material violation of any applicable International Trade Law, including all Laws related to the import and export of commodities and technology from and into the jurisdictions in which VNBJ imports and exports commodities and technology, and (b) no Person for whose conduct VNBJ is responsible received any actual or threatened, order, notice, or other written communication from any Governmental Authority of any actual or potential violation or failure to comply with any International Trade Law during the three (3) years prior to the date of this Agreement.
3.17 Brokers.
VNBJ has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transactions.
3.18 Insurance.

VNBJ is insured against such losses and risks and in such amounts as are customary in the businesses in which it is engaged. All insurance policies held by or applicable to VNBJ are in full force and effect. VNBJ is not in default of any material provision contained in any material insurance policy.
3.19 Real Property.
(a) VNBJ has good, valid and marketable title to all real property listed in Section 3.19(a) of the Disclosure Schedule, free and clear of all Liens, subject only to Permitted Liens. There are no outstanding options to sell, purchase, lease, sublease, assign or license such real property, and there are no rights of first offer or rights of first refusal to purchase such real property or any portion thereof or interest therein.
(b) (i) The leases, licenses, subleases, sublicenses and other contracts under which VNBJ uses or occupies or has the right to use or occupy, now or in the future, any Material Leased Real Property, including all modifications, amendments and supplements thereto (collectively, the “Material Leases”) are in full force and effect and VNBJ holds a valid and existing leasehold interest under each such Material Lease, subject to proper authorization and execution of such Material Lease by the other party, (ii) VNBJ is not in material default beyond any applicable notice and cure period under any of such Material Leases and to Seller’s Knowledge, no counterparty to any such Material Lease is in material default thereunder, and (iii) VNBJ has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred any Material Lease.
(c) With respect to each parcel of Real Property, VNBJ has not (i) received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation that remains in effect, nor is any such proceeding, action or agreement pending or to Seller’s Knowledge, threatened in writing, or (ii) received written notice that the use and occupancy of such Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violate any applicable Law.

Notwithstanding anything to the contrary contained herein, this Section 3.19 contains the sole and exclusive representations and warranties of Seller regarding real property matters.
3.20 No Other Representations or Warranties.
Except for the representations and warranties expressly set forth in Section 1.3, ARTICLE II or this ARTICLE III, (a) neither Seller nor any other Person has made or is making any representation or warranty (whether express or implied) on behalf of such Seller, any of its Affiliates or any of their respective Representatives in connection with this Agreement or the Transactions or otherwise with respect to VNBJ and their respective businesses, and (b) Seller hereby disclaims any such representation or warranty, express or implied, oral or written, including any implied warranty or representation as to condition, value, merchantability, non-infringement, validity, completeness, fitness or suitability for any specific purpose, or as to future revenue, profitability or success of VNBJ, notwithstanding the delivery or disclosure to Purchasers or its employees, agents or representatives of, any materials, documentation or other information during the course of due diligence or negotiation process (including information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports). Without limiting the generality of the foregoing and notwithstanding anything to the contrary contained herein, Seller makes no representation or warranty regarding any matters, whether known or unknown, related (i) solely to any matter occurring or arising prior to April 1, 2016, (ii) to any contract between VNBJ on the one hand and a Purchaser or any of their respective Affiliates on the other hand and (iii) any product warranty, product liability claims or recalls with respect to any Company Product sold to either Purchaser or any of their respective Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NISSIN
Nissin represents and warrants to Seller that the statements contained in this ARTICLE IV are true, correct and complete as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly speak as to a specific date, in which case as of such specific date.
4.1 Existence and Corporate Power.

Nissin is duly incorporated and validly existing under the laws of Japan, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to materially and adversely affect Nissin.
4.2 Authority.
(a) Nissin has all requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and each Transaction Document to which it is a party have been duly and validly authorized by all necessary corporate action on the part of Nissin.
(b) This Agreement has been, and each Transaction Document when executed and delivered will be, duly and validly executed and delivered by Nissin, and, assuming the due execution and delivery by Seller, constitutes, or will constitute, a valid and binding obligation of Nissin, enforceable against Nissin in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity and applicable Laws governing specific performance, injunctive relief and other equitable remedies.
4.3 No Conflicts.
The execution and delivery by Nissin of this Agreement and the performance of the Transactions by Nissin, do not and will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under: (a) any provision of the Organizational Documents of Nissin; (b) any Law applicable to Nissin; (c) any term or requirement of any Governmental Approval held by Nissin; or (d) any provision of any material contract to which Nissin is a party or to which it is otherwise bound which would reasonably be expected to have a material adverse effect on the ability of Nissin to consummate the Transactions.
4.4 Antisocial Forces.
Neither Nissin nor any of its Affiliates is or belongs to any Antisocial Forces Related Person, or is conducting any Antisocial Activities.
4.5 Sufficiency of Funds.
Assuming the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, Nissin will have at the Closing sufficient funds to pay all the consideration payable thereupon to Seller as required by this Agreement, and to make all other necessary payments in connection with the transactions to be effected at the Closing.
4.6 No Reliance; Independent Investigation.
(a) Nissin acknowledges that, except for the representations and warranties contained in Section 1.3 and ARTICLE II, it is not relying on any representation or warranty (whether express or implied) by or on behalf of Seller, any of its Affiliates or any of their respective employees, agents or representatives in connection with this Agreement or the Transaction, notwithstanding delivery or disclosure to Nissin or its employees, agents or representatives of any materials, documentation or other information during the course of due diligence or negotiation process (including information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports).
(b) Nissin acknowledges that it is sophisticated and has such knowledge and experience in financial and business matters that Nissin is capable of evaluating the merits and risks of the Transaction. Nissin acknowledges that it has had adequate time and opportunity to review this Agreement and all other documents requested by Nissin with Nissin’s own legal counsel, tax and financial advisors. Nissin is relying solely on such counsel and advisors for legal, tax and investment advice with respect to the Transaction.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HONDA

Honda represents and warrants to Seller that the statements contained in this ARTICLE V are true, correct and complete as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly speak as to a specific date, in which case as of such specific date.
5.1 Existence and Corporate Power.
Honda is duly incorporated and validly existing under the laws of Japan, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to materially and adversely affect Honda.
5.2 Authority.
(a) Honda has all requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and each Transaction Document to which it is a party have been duly and validly authorized by all necessary corporate action on the part of Honda.
(b) This Agreement has been, and each Transaction Document when executed and delivered will be, duly and validly executed and delivered by Honda, and, assuming the due execution and delivery by Seller, constitutes, or will constitute, a valid and binding obligation of Honda, enforceable against Honda in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity and applicable Laws governing specific performance, injunctive relief and other equitable remedies.
5.3 No Conflicts.
The execution and delivery by Honda of this Agreement and the performance of the Transactions by Honda, do not and will not conflict with, or result in any violation of,

or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under: (a) any of the provisions of the Organizational Documents of Honda; (b) any Law applicable to Honda; (c) any of the terms or requirements of any Governmental Approval held by Honda; or (d) any provision of any material contract to which Honda is a party or to which it is otherwise bound which would reasonably be expected to have a material adverse effect on the ability of Honda to consummate the Transactions.
5.4 Antisocial Forces.
Neither Honda nor any of its Affiliates is or belongs to any Antisocial Forces Related Person, or is conducting any Antisocial Activities.
5.5 Sufficiency of Funds.
Assuming the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, Honda will have at the Closing sufficient funds to pay all the consideration payable thereupon to Seller as required by this Agreement, and to make all other necessary payments in connection with the transactions to be effected at the Closing.
5.6 No Reliance; Independent Investigation.
(a) Honda acknowledges that, except for the representations and warranties contained in Section 1.3, ARTICLE II and ARTICLE III (including as modified by the Disclosure Schedule), it is not relying on any representation or warranty (whether express or implied) by or on behalf of Seller, any of its Affiliates or any of their respective employees, agents or representatives in connection with this Agreement or the Transaction, notwithstanding delivery or disclosure to Honda or its employees, agents or representatives of any materials, documentation or other information during the course of due diligence or negotiation process (including information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports).
(b) Honda acknowledges that it is sophisticated and has such knowledge and experience in financial and business matters that Honda is capable of evaluating the merits and risks of the Transaction. Honda acknowledges that it has had adequate time and opportunity to review this Agreement and all other documents requested by Honda with Honda’s own legal counsel, tax and financial advisors. Honda is relying solely on such counsel and advisors for legal, tax and investment advice with respect to the Transaction.
ARTICLE VI
PRE-CLOSING COVENANTS
6.1 Mutual Covenants and Acknowledgements.
6.1.1 Commercially Reasonable Efforts.
During the period from the date of this Agreement and until the earlier of the termination of this Agreement and the Closing Date (the “Pre-Closing Period”), (a) Seller (and with respect solely to Section 7.2(e), Seller and Nissin) shall, and shall cause VNBJ to, use its commercially reasonable efforts to cause the conditions set forth in Sections 7.1 and 7.2 to be fulfilled and satisfied as soon as practicable following the execution and delivery of this Agreement, and to consummate the Transactions as contemplated herein, and (b) Purchasers shall use their commercially reasonable efforts to cause the conditions set forth in Sections 7.1 and 7.3 to be fulfilled and satisfied as soon as practicable following the execution and delivery of this Agreement, and to consummate the Transactions as contemplated herein.
6.1.2 Reasonable Cooperation by Nissin.
The Parties acknowledge and agree that Nissin is currently a joint venture partner of Seller, and Nissin hereby agrees to reasonably cooperate with Seller to the extent necessary for Seller to perform and comply with any and all of its covenants, agreements and obligations hereunder. Without limiting the foregoing and notwithstanding anything to the contrary contained herein, Seller shall not be liable for any failure to perform or comply with such covenants, agreements or obligations, to the extent such failure to perform arises from Nissin’s failure to so cooperate.

6.1.3 Financial Support to VNBJ.
Purchasers acknowledge that during the Pre-Closing Period, Seller shall not be required to provide any additional investment (whether by loans or otherwise) to VNBJ, and Nissin shall, to the extent reasonably required by VNBJ, use its commercially reasonable efforts to cooperate to provide any required financial support to VNBJ. Notwithstanding anything herein to the contrary, any effect that arises out of or relates to Nissin’s failure to so invest in VNBJ will not be taken into account in determining whether any Material Adverse Effect has occurred or whether Seller has complied with any of its other obligations under this ARTICLE VI.
6.2 Seller and Nissin Pre-Closing Covenants.
6.2.1 Conduct of the VNBJ Business.
(a) During the Pre-Closing Period, except as required by applicable Law, to the extent provided by this Agreement, or as consented to in writing by Purchasers, Seller and Nissin shall, and shall cause VNBJ to, carry on the operation of its business in the Ordinary Course of Business.
(b) Without limiting the terms set forth in Section 6.2.1(a), during the Pre-Closing Period, except as consented to in writing by Purchasers, Seller shall not, and shall cause or permit VNBJ to not:
(i) amend its Organizational Documents, effect any split, combination, reclassification or similar action with respect to its shares or adopt or carry out any plan of liquidation or dissolution;
(ii) issue, sell, grant or otherwise dispose of any of its equity interests (including any agreements related thereto) or declare or pay any dividends or distributions on or in respect of any of its capital stock or redeem, purchase or acquire any of its own capital stock, other than those required under applicable Law;

(iii) (A) acquire, purchase or dispose of any properties or Assets (other than in the Ordinary Course of Business), (B) merge or consolidate with any Person, or (C) make any loan, advance or capital contribution to, acquire any equity interests in, or otherwise make any investment in, any Person;
(iv) change the way of managing working capital from the Ordinary Course of Business, including the following: (A) shortening the payment term for receivables, (B) changing the timing of receiving receivables, (C) prolonging the period of payment for payables, or (D) suspending the payment for payables;
(v) sell, lease, otherwise dispose of, or create any Lien on, any material asset owned or used in the operation of VNBJ;
(vi) make repayment of any loan before maturity;
(vii) issue any note, bond or debenture, or otherwise incur, assume or guarantee any indebtedness for borrowed money;
(viii) make any material change in its accounting methods, policies, practices (including with respect to reserves) or procedures, or its pricing policies, payment or credit practices, fail to pay any creditor any material amount owed to such creditor when due or grant any extensions of credit;
(ix) settle, agree to settle, waive or otherwise compromise any pending or actions threatened in writing that (A) admit liability or consent to nonmonetary relief or (B) otherwise are or would reasonably be expected to be material to VNBJ or relate to the transactions contemplated by this Agreement;
(x) except as conducted in Ordinary Course of Business, (A) increase the compensation or benefits of or change the percentage or forms of payment of the salary or welfare to any employee, director, service provider or independent contractor, (B) grant any severance or termination pay to any director or officer, or (C) make any change in the compensation of employees of VNBJ other than changes required by employment agreements or by applicable Law;
(xi) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, amalgamation, restructuring, consolidation, recapitalization or other reorganization of VNBJ;
(xii) except as conducted in the Ordinary Course of Business, sell, assign, transfer, lease, or allow to lapse any rights in any Company IP Assets;
(xiii) declare, make or pay any Leakage;
(xiv) execute, amend, modify or terminate any Material Contract or otherwise make a binding commitment to execute, amend, modify or terminate any Material Contract;
(xv) change any method of accounting, except as required by applicable Law or as disclosed in the notes to the Financial Statements; or
(xvi) agree or commit to do any of the foregoing actions set forth in this Section 6.2.1.
6.2.2 Amendment to the JV Agreement.
Concurrently with the execution of this Agreement, (a) Seller shall, and shall procure all other Veoneer Parties to, execute, and (b) Nissin shall, and shall procure all other Nissin Parties to, execute, the Amendment to JV Agreement in the form attached as Schedule 6.2.2, pursuant to which the JV Agreement shall cease to have any application or effect to the Veoneer Parties subject to and with effect from the Closing. Seller and Nissin shall deliver a copy of the executed Amendment to JV Agreement to Honda immediately after the execution thereof. During the Pre-Closing Period, except as consented to in writing by Honda, neither Seller nor Nissin shall, and shall cause VNBJ to not, exercise any right, power or remedy under the JV Agreement which would have an adverse effect on the Transactions or the rights of Purchasers with respect to the Transactions, including the right of appraised exit and injunctive relief described in Sections 6.4.1, 6.4.3, and 7.5 of the JV Agreement.
6.2.3 Internal Procedures of Seller and VNBJ.
During the Pre-Closing Period, Seller and Nissin shall, and shall cause VNBJ to, carry out any and all internal procedures of Seller and VNBJ, as applicable, required to consummate the Transactions under applicable Law and the respective Organizational Documents of Seller and Nissin and VNBJ, including obtaining the consent of the board of directors of VNBJ, and conducting all procedures necessary to execute the transfer of the VNBJ Shares by Seller to Purchasers.
6.2.4 Notification of Breach.
If, during the Pre-Closing Period, Seller becomes aware of the occurrence of any circumstances (whether through an act or omission) which result, or are reasonably likely to result, in any of the representations and warranties made by Seller in ARTICLE II or ARTICLE III being materially unfulfilled or inaccurate at the Closing (including any circumstance that arises after the date hereof that would have been required to be set forth in the Disclosure Schedule if such circumstance was known as of the date hereof), then Seller shall promptly, and, in any event, before Closing, give Purchasers written notice of such event and of its consequences.
6.2.5 Obtain Certain Third Party Consents.
During the Pre-Closing Period, Seller shall, and shall cause VNBJ to, use commercially reasonable efforts to obtain the third party consents set forth in Schedule 6.2.5. Without limiting the obligations of Seller hereunder, (a) Purchasers will reasonably cooperate with Seller in obtaining such third party consents to the extent such cooperation is reasonably requested by Seller and (b) neither Seller nor VNBJ will be under any obligation to compromise any right, asset or benefit or expend any amount or incur any liability in seeking such consent.
6.2.6 Resignation Procedure of Resigning Directors.
During the Pre-Closing Period, Seller shall, and shall cause VNBJ and each of the Resigning Directors to, conduct any and all procedures required under applicable Law and the respective Organizational Documents of Seller and VNBJ to the effect that the Resigning Directors resign as director of VNBJ on the Closing Date, including obtaining a letter of resignation addressed to VNBJ from the Resigning Directors.
6.2.7 Transition Service Agreement.
During the Pre-Closing Period, Seller and Nissin shall, and shall cause VNBJ to, execute a transition service agreement (the “Transition Service Agreement”) containing terms determined pursuant to good faith discussions between the Parties, including that the services be provided on an arm’s length basis at actual cost plus five percent (5%) margin pricing. The services provided pursuant to the Transition Service Agreement are set forth in Schedule 6.2.7.
6.2.8 Access to Information.
Seller shall, and shall cause VNBJ to, provide to Purchasers and its designees and representatives access during normal business hours to all premises, properties, personnel, books, records, contracts and documents pertaining to the VNBJ; provided, however, that such access shall be in a manner that does not materially interfere with the normal business operations of VNBJ.
6.2.9 VNBJ Employees.
During the Pre-Closing Period, Seller shall, and shall cause VNBJ to, use commercially reasonable efforts consistent with VNBJ’s Ordinary Course of Business to maintain the employment of all VNBJ employees.
6.3 Purchasers Pre-Closing Covenants.

6.3.1 Internal Procedures of Purchasers.
During the Pre-Closing Period, Purchasers shall carry out any and all internal procedures of Purchasers required to consummate the Transactions under applicable Law and the Organizational Documents of Purchasers.
6.3.2 Filing and Approvals.
(a) Purchasers shall make or cause to be made all initial filings and submissions required of Purchasers by no later than November 13, 2019 under any Antitrust Laws applicable in the jurisdiction listed in Schedule 6.3.2(a) applicable to Purchasers for the consummation of the Transactions (the “Required Antitrust Approval”). Each Purchaser shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things that are necessary to obtain all consents and approvals required by such filings. Seller shall provide reasonable cooperation to Purchasers in the preparation of any such fillings and other communications. If suit or other action is threatened or instituted by any Governmental Authority or other Person challenging the validity or legality of, or seeking to restrain the consummation of, the Transactions, Purchasers shall use commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action. Purchasers shall be responsible for all legal fees (except Seller’s legal adviser’s fees), filing fees and other changes for the filings and submissions by all Parties required under the Antitrust Laws notwithstanding which Party is legally obligated to such fees and charges.
(b) In furtherance of Section 6.3.2(a), the Parties shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) use commercially reasonable efforts to cause the waiting periods or other requirements under the Antitrust Laws to terminate or expire at the earliest date. Purchasers (as to Seller) and Seller (as to Purchasers) shall each (A) to the extent reasonably practicable, allow the other Party to review and comment on any and all Antitrust Filings as contemplated by Section 6.3.2(a)

or any requests or inquiries as contemplated in this Section 6.3.2(b); (B) promptly share with the other Party any written communication to such Party or its Affiliates from any Governmental Authority and, subject to applicable Law, to the extent reasonably practicable, share with the other Party any proposed material written communication to any of the foregoing (and consider in good faith the views of the other Party in connection therewith); (C) to the extent reasonably practicable, consult with the other Party prior to participating, or permitting its Affiliates to participate, in any material meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement and, to the extent appropriate or permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate, or to designate a representative to attend and participate, thereat; (D) furnish the other Party with copies of all material correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Affiliates and their representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement (except that such Party shall be permitted to remove any commercially sensitive information before sharing with the other Party, or such Party’s legal counsel may share complete versions on a counsel-to-counsel basis with the other Party’s legal counsel; (E) promptly provide the other Party with information or documentation reasonably required by the other Party in order to prepare any filings required by any Antitrust Laws or in order to respond to any inquiry from any Governmental Authority in relation to any Antitrust Laws (except that such Party shall be permitted to remove any commercially sensitive information before sharing with the other Party, or such Party’s legal counsel may share complete versions on a counsel-to-counsel basis with the other Party’s legal counsel); and (F) promptly inform the other Party of any material developments and keep the other Party reasonably informed of the progress.
6.3.3 Notification of Breach.

If, during the Pre-Closing Period, either Purchaser becomes aware of the occurrence of any circumstances (whether through an act or omission) which result, or which are reasonably likely to result, in any of the representations and warranties made by such Purchaser in ARTICLE IV or ARTICLE V, as the case may be, being materially unfulfilled or inaccurate at the Closing, then such Purchaser shall promptly, and, in any event, before Closing, give Seller and the other Purchaser written notice of such event and of its consequences.
ARTICLE VII
CONDITIONS TO CLOSING
7.1 Conditions to the Closing Obligations of all Parties.
The obligations of all Parties to consummate and effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
(a) The Required Antitrust Approval shall have been obtained.
(b) No Governmental Authority of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or made any final and binding request of a Party which (i) is in effect and (ii) has the effect of making the Transactions illegal or otherwise prohibiting or preventing the consummation of the Transactions; provided, however, that no Antitrust Law and no failure to obtain the Required Antitrust Approval shall constitute such Law or such final and binding request.
7.2 Conditions to the Closing Obligations of Purchasers.
The obligations of each Purchaser to consummate and effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by such Purchaser:
(a) The representations and warranties of Seller (i) in ARTICLE II shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made as of the Closing Date (or, if made as of a specified date, as of such date) and (ii) in ARTICLE III shall be true and correct as of the Closing Date as if such representations and warranties were made as of the Closing Date (or, if made as of a specified date, as of such date), except where the failure of such representations and warranties to be so true and correct, does not and is not reasonably likely to individually or in the aggregate, result in a Material Adverse Effect.
(b) Seller shall have performed and complied in all material respects with all covenants, agreements and obligations in this Agreement required to be performed and complied with by it as of the Closing.
(c) Seller shall have performed all required resignation procedures set forth in Section 6.2.6.
(d) The Transition Service Agreement shall have been executed by the relevant parties.
(e) All procedures required under applicable Law and material internal rules and regulations of Seller and VNBJ for the Transactions by the Closing are lawfully and effectively enacted and completed.
(f) Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect.
7.3 Conditions to the Closing Obligations of Seller.
The obligations of Seller to consummate and effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Seller:
(a) The representations and warranties of each Purchaser in ARTICLE IV and ARTICLE V shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made as of the Closing Date (or, if made as of a specified date, as of such date).
(b) The Intercompany Loan has been repaid in accordance with Section 8.4(b).

(c) Each Purchaser shall have performed and complied in all material respects with all covenants, agreements and obligations in this Agreement required to be performed and complied with by them as of the Closing.
(d) All procedures required under applicable Law and material internal rules and regulations of each Purchaser for the Transactions by the Closing are lawfully and effectively enacted and completed.
7.4 VNBZ SPA.
Concurrently with the execution of this Agreement, the Parties have entered into a separate share purchase agreement (“VNBZ SPA”), pursuant to which Seller is selling, and Purchasers are purchasing, all of Seller’s equity interests in Veoneer Nissin Brake Systems (Zhongshan) Co, Ltd. (“VNBZ,” and the consummation of the transactions pursuant to the terms of the VNBZ SPA, the “VNBZ Closing”). For clarity, the VNBZ Closing is not a condition to the Closing of the Transactions, as defined under this Agreement and, such transactions are entirely independent of each other.
ARTICLE VIII
CLOSING
8.1 Time and Place.
The closing of the purchase and sale of the VNBJ Shares (the “Closing”) shall take place at the offices of Nishimura & Asahi at 1-1-2 Otemachi, Chiyoda-ku, Tokyo 100-8124, Japan (a) as soon as reasonably possible following the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) being satisfied or waived; provided, that, the Closing shall take place no later than the first (1st) Business Day of the month immediately following the month in which said conditions are satisfied or waived, or, (b) if such conditions are not satisfied or waived at least six (6) days prior to such first Business Day, then the Closing shall take place on the date that is the tenth (10th) Business Day after the date the conditions set forth in ARTICLE VII (other than those conditions by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) are satisfied or waived, or at such other time and place as the Parties may agree in writing. The “Closing Date” shall be the date upon which the Closing occurs.
8.2 Seller Closing Obligations.
At the Closing, provided that all of the conditions set forth in Sections 7.1 and 7.3 have been satisfied or waived, in exchange for Purchasers’ performance of its Closing obligations as provided in Section 8.3, Seller shall deliver to Purchasers a written request (kabunushi-meibo kakikae seikyusho) for the registration of the transfer in shareholders’ registry in the name and for the benefit of Honda and Nissin evidencing the legal ownership of the VNBJ Shares.
8.3 Purchasers Closing Obligations.
At the Closing, provided that all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived, in exchange for Seller’s performance of its Closing obligations as provided in Section 8.2, (i) Honda shall pay to Seller an amount equal to $54,039,216 and (ii) Nissin shall pay to Seller an amount equal to $51,960,784, in each case in accordance with the terms hereof by wire transfer of immediately available Dollar-denominated funds to the account notified by Seller to each Purchasers five (5) Business Days or more prior to the Closing Date, it being understood that each of the Purchasers shall bear any expenses required for such remittance.
8.4 Repayment of Intercompany Loan.
(a) On or before a date not less than five (5) Business Days prior to the Closing Date, Seller shall notify Purchasers in writing of any amounts payable by VNBJ on the Closing Date under Section 8.4(b).
(b) On the Closing Date, Purchasers shall cause VNBJ to pay in full to Seller all amounts that are payable by VNBJ to Seller under the Intercompany Loan due (including any accrued and unpaid interest to but excluding the date of payment), and fees and other amounts due or outstanding thereunder.
(c) Notwithstanding anything to the contrary contained herein, the payment required under this Section 8.4 shall be separate from the obligation of Purchasers to pay the Aggregate Purchase Price pursuant to Section 8.3, and any breach of this Section 8.4 shall constitute a material breach for purposes of Section 7.3(b) hereof.
ARTICLE IX
POST-CLOSING COVENANTS
9.1 Non-Solicitation by Seller.
For a period of three (3) years commencing on the Closing Date, Seller shall not (and shall cause its Affiliates not to) recruit, solicit for employment or employ any employee (other than directors, officers or other employees originally appointed by Seller or any Autoliv Party or employees seconded in connection with the Transactions) of VNBJ without the written consent of Nissin, unless a former employee has not been employed by VNBJ for at least six (6) months. Notwithstanding anything to the contrary term in this Section 9.1, general advertising for positions that are made by Seller not intended specifically for VNBJ’s employees shall not be a breach of this Section 9.1.
9.2 Access to Information.
For a period of three (3) years after the Closing, Purchasers shall cause VNBJ to provide Seller or its Affiliates with information regarding VNBJ as reasonably requested by Seller, at Seller’s sole cost and expense, to the extent reasonably necessary for (a) the preparation of financial statements of Seller or its Affiliates, as applicable, (b) any required audit thereof, (c) the preparations of Tax Returns of Seller or its Affiliates as applicable or (d) defending any Legal Proceeding brought by a third party against Seller or its Affiliates. Without limiting the foregoing, for as long as Seller or any of its Affiliates reasonably requires the assistance of VNBJ in connection with its financial reporting requirements for consolidating VNBZ but in no event more than three (3) years after the Closing, Purchasers shall cause VNBJ to provide any reasonable information regarding VNBJ and make available to Seller employees of VNBJ.
9.3 Insurance Acknowledgment.

Purchasers hereby acknowledge that certain insurance policies applicable to VNBJ prior to the Closing Date are Seller policies and, such policies will not apply to VNBJ after the Closing Date.
9.4 Veoneer Marks.
Notwithstanding anything to the contrary set forth in any other agreement between or among the Parties, immediately following the Closing, Honda and Nissin shall cause VNBJ to transition away from and cease using or displaying any trademark, service mark or other indicia of origin owned by Seller or its Affiliates (including “VEONEER” as part of the corporate name of VNBJ) (collectively, “Veoneer Marks”) as promptly as possible, including by (a) changing the company name of VNBJ to exclude any Veoneer Mark within thirty (30) days after the Closing and (b) removing or destroying, as applicable, all signage, displays, sales literature, handbooks, promotion and marketing materials, and any other materials using or displaying all or any of the Veoneer Marks existing as of the Closing (“Legacy Materials”). Subject to Honda’s and Nissin’s compliance with the foregoing obligations, during the three (3)-month period following the Closing, VNBJ may continue to use the Veoneer Marks solely in connection with those Legacy Materials (excluding, for clarity, VNBJ’s name) existing as of the Closing and solely in the manner that such Legacy Materials were used by VNBJ in the operation of their respective business prior to the Closing. For clarity, nothing in this Agreement or any other agreement provides VNBJ with any right to use, reproduce or display the Veoneer Marks on any product sold by VNBJ.
9.5 Antitrust Approvals.
Purchasers shall make or cause to be made all antitrust filings other than the Required Antitrust Approval, as may be required after the Closing, and Seller shall provide reasonable cooperation to Purchasers in the preparation of any such filings and other communications.
ARTICLE X
INDEMNIFICATION
10.1 Indemnification.

(a) From and after the Closing Date and subject to the limitations set forth herein, Seller shall indemnify and hold harmless each Purchaser, and each Purchaser’s Affiliates and its or their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees, each in their capacity as such (the “Purchaser Indemnified Parties”), from and against any Losses incurred by the Purchaser Indemnified Parties as a result of (i) any breach of any warranty or the inaccuracy of any representation made by Seller in ARTICLE II or solely with respect to Honda, ARTICLE III or (ii) any breach by Seller of, or failure to perform any covenant, obligation or agreement contained in this Agreement required to be performed by Seller.
(b) From and after the Closing Date and subject to the limitations set forth herein, Purchasers shall, severally and not jointly, indemnify and hold harmless Seller and Seller’s Affiliates and its or their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees, each in their capacity as such (the “Seller Indemnified Parties”; together with the Purchaser Indemnified Parties, the “Indemnified Parties”), from and against any Losses incurred by the Seller Indemnified Parties as a result of (i) any breach of any warranty or the inaccuracy of any representation made by Purchasers in ARTICLE IV or ARTICLE V, or (ii) any breach by Seller of, or failure to perform any covenant, obligation or agreement contained in this Agreement required to be performed by Purchasers.
10.2 Seller Acknowledgment.
Seller acknowledges that VNBJ is discussing, and will continue to discuss, in good faith with Purchasers a potential resolution with respect to certain warranty matters set forth in Schedule 10.2.
10.3 Notice of Claims.
(a) Any claim by an Indemnified Party seeking indemnification pursuant to this Agreement in respect of, arising out of or involving any Losses that does not involve a Third Party Claim shall be delivered to the Party obligated to provide indemnification (the “Indemnifying Party”) to such Indemnified

Party by written notice (“Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.
(b) Any Claim Notice by an Indemnified Party for indemnification pursuant to Sections 10.1(a)(i) and 10.1(a)(ii) (solely with respect to Section 6.2.4) shall be delivered by the Indemnified Party to the Indemnifying Party within twelve (12) months of the Closing Date; provided, however, that any claim by the Indemnified Party for indemnification pursuant to Sections 10.1(a)(i) and 10.1(b) for any breach of a Fundamental Representation shall be so delivered prior to the date that is the third (3rd) anniversary of the Closing Date; provided further, however, that no delay or deficiency on the part of any Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability under this Agreement except to the extent such delay or deficiency materially prejudices or otherwise materially adversely affects the rights of the Indemnifying Party with respect thereto (and only to the extent so prejudiced).
10.4 Limitations on Indemnification.
The indemnification obligations of the Indemnifying Party provided in this Agreement shall be subject to the following limitations:
(a) The Indemnifying Party shall not be liable in respect of any claim for indemnification by the Indemnified Party pursuant to Sections 10.1(a)(i) and 10.1(a)(ii) (solely with respect to Section  6.2.4) of this Agreement unless:
(i) the liability of Indemnifying Party in respect of each such claim exceeds 50,000 Dollars;
(ii) the aggregate liability of the Indemnifying Party in respect of all such claims for indemnification by the Indemnified Party exceeds

1,000,000 Dollars, in which case Indemnifying Party shall be liable for just the excess over 1,000,000 Dollars; and
(iii) the aggregate liability of Indemnifying Party in respect of all claims for indemnification by the Indemnified Party shall be limited to an amount of $10,600,000 Dollars.
(b) Notwithstanding Section 10.4(a), any claim by the Indemnified Party for indemnification by the Indemnified Party for any breach of the Fundamental Representations, in the aggregate with all claims by the Indemnified Party for indemnification hereunder, shall be limited to an amount equal to, if the Indemnifying Party is Seller, the Aggregate Purchase Price, and if the Indemnifying Party is a Purchaser, the amount paid by such Purchaser under Section 8.3.
(c) For purposes of determining whether a representation or warranty of the Indemnifying Party has been breached or for calculating the amount of any Losses arising out of or resulting from any inaccuracy in or breach of any of the Indemnifying Party’s representations and warranties, any reference to “materiality” or any other similar phrases or words, or any numerical threshold shall be disregarded.
(d) Notwithstanding anything to the contrary contained herein, with respect to any Losses incurred by VNBJ after the Closing, any claim by Honda pursuant to Sections 10.1(a)(i) for any breach of any representation or warranty contained in ARTICLE III shall be limited to an amount equal to twenty-six percent (26%) of the aggregate amount of Losses. For clarity, and subject to the limitations under this ARTICLE X, Honda shall be deemed for purposes hereof, to have suffered Losses equal to twenty-six percent (26%) of any indemnifiable Losses incurred by VNBJ.
(e) To the extent that an adjustment is made to or taken into account in determining the Aggregate Purchase Price in respect of any specific matter relating to or arising out of this Agreement, no Indemnified Party shall be entitled to any indemnification with respect to such specific matter to the extent of such adjustment.
10.5 Third Party Claims.
If the Indemnifying Party receives a Claim Notice that relates to a Claim or demand brought by a third party (the “Third-Party Claim”) of its obligation to indemnify the Indemnified Party against any Claims or Losses that may result from such Third Party Claim, the Indemnifying Party may elect to defend, in good faith and at its expense any claim set forth in the Claim Notice. If the Indemnifying Party elects to defend the Third Party Claim, the Indemnified Party shall have the right to participate in the defense of such Third Party Claim at its expense. If the Indemnifying Party elects to defend any Third-Party Claim as provided in this Section 10.5, the Indemnified Party shall make available to the Indemnifying Party or its representatives all records, books and other documents, materials and information reasonably required by them for use in contesting such Third-Party Claim and shall cooperate fully with the Indemnifying Party in the defense thereof.
10.6 Offset of Losses.
The obligations of Purchasers to perform and make payment under this Agreement are independent of the indemnification obligations of Seller hereunder and shall not be subject to any right of offset, counterclaim or deduction as a result of indemnification claims or obligations arising under this ARTICLE X.
10.7 Adjustments to Losses.
(a) Insurance; Other Recovery. The amount of any Losses for which an Indemnified Party claims indemnification under this Agreement shall be reduced by (i) any available insurance proceeds actually recovered with respect to such Losses and (ii) any other amounts recovered from a third party pursuant to indemnification or otherwise in respect of such Losses, in each case, net of out-of-pocket costs and expenses reasonably incurred or is expected to be incurred by such Indemnified Party in pursuit of such recovery. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
(b) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any Tax benefit realized or reasonably expected to be realized by the Indemnified Party by reason of such Loss.
(c) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this ARTICLE X, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, (ii) plus the amount received from the third party in respect thereof and (iii) minus full amount of Loss.
10.8 Mitigation.
Each Indemnified Party shall make commercially reasonable efforts to mitigate any Losses that an Indemnified Party asserts under this ARTICLE X after becoming aware of any event that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.
10.9 No Double Recovery.
Any Losses for which any Indemnified Party is entitled to indemnification under this ARTICLE X shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting (a) a breach of more than one representation, warranty, covenant or agreement, (b) a matter for which indemnification is available under more than one provision of this Agreement or (c) a matter which was taken into account in determining the Aggregate Purchase Price.
10.10 Sole and Exclusive Remedy.
Except in the case of Fraud, this ARTICLE X and Section 1.3 will be the sole and exclusive remedy of the Indemnified Parties from and after the Closing Date for any claims arising under this Agreement, including claims of breach of any representation or warranty; provided, however, that the foregoing will not be deemed a waiver by any Party of any right to seek specific performance or injunctive relief for the rights or Claims as provided for in this Agreement.
10.11 Tax Treatment of Indemnity Payments.
The Parties agree to treat any indemnity payment made pursuant to this ARTICLE X as an adjustment to the Aggregate Purchase Price for all applicable Tax purposes, except to the extent required by applicable Law.
10.12 Special Indemnification.
Seller shall indemnify and hold harmless Purchasers from and against any Losses incurred by them as a result of or in connection with the matters described in Schedule 10.12; provided, that Seller’s indemnification obligations with respect thereto shall in no event exceed 73,522 Dollars; provided, further, that if such matters are not settled or otherwise resolved prior to the Closing, Purchasers shall not, and shall cause VNBJ to not settle or otherwise resolve such matters without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed).
ARTICLE XI
TERMINATION
11.1 Termination.
This Agreement may be terminated at any time prior to the Closing:
(a) by the written agreement of Seller and Purchasers;
(b) by Seller or Purchasers immediately prior to the Closing upon written notice to the other Party if:
(i) either Purchaser (in the case of Seller), and Seller (in the case of Honda or Nissin), fails to perform or commits a breach of any of its representations, warranties or obligations under this Agreement and fails to cure such breach within thirty (30) days of receipt of written notice from the terminating Party describing the relevant breach; or

(ii) the Closing shall not have occurred within one (1) year from the date of this Agreement (or a later date as agreed between the Parties in writing); provided, however, a Party which has failed to fulfil its obligations under this Agreement and caused the Closing to not occur on or before such date shall not have the right to terminate this Agreement under this Section 11.1(b)(ii).
The Parties acknowledge that neither Seller nor Purchasers may terminate or revoke this Agreement after the Closing.
11.2 Effect of Termination.
(a) This Agreement may be terminated only in accordance with Section 11.1. Other than as specifically provided in Section 11.1, no Party may terminate this Agreement under any legal theory whatsoever.
(b) Upon the termination of this Agreement, the Parties shall be released and discharged (except for any liability arising before or in relation to such termination) from their respective obligations under this Agreement.
(c) Notwithstanding anything in this Agreement to the contrary, this Section 11.2 and ARTICLE XII shall survive the termination of this Agreement.
ARTICLE XII
MISCELLANEOUS
12.1 Defined Terms; Interpretation.
Certain capitalized terms used in, and certain rules of interpretation for, this Agreement are defined and set forth in Exhibit A.
12.2 Several Liability of Purchasers.
The rights and obligations of each Purchaser under this Agreement are several and not joint, and no Purchaser shall be liable for any obligations of any other Purchaser.
12.3 Notices.
All notices and other communications required or permitted hereunder shall be in writing in the English language (provided that any ancillary documents and other materials that may be attached thereto originally prepared in another language need not be translated into English for purposes of such notices and communications) and shall be effected by (a) personal delivery, (b) delivery by a recognized courier, (c) registered or certified mail, return receipt requested or (d) transmission by email, in each case to the following addresses or such other addresses as a Party may designate by notice to the other in accordance with this Section 12.3. Any notice or other communication shall be deemed given on the date on which it is received by the addressee.

Notice to Seller:	Name: Veoneer AB Address: Box 13089 Klarabergsviadukten 70 C6 SE-103 02 Stockholm, Sweden E-mail: Attention:
with copies to (which copies will not constitute notice): Name: Morrison & Foerster LLP Address: Shin-Marunouchi Building 5-1, Marunouchi 1-chome Chiyoda-ku, Tokyo Japan 100-6529 E-mail: Attention:
Notice to Honda:	Name: Honda Motor Co., Ltd. Address: 4630 Shimotakanezawa, Haga-Machi, Haga-gun, Tochigi Japan 321-3393 E-mail: Attention:
with copies to (which copies will not constitute notice): Name: Nishimura & Asahi Address: Otemon Tower, 1-1-2 Otemachi, Chiyoda-ku, Tokyo Japan 100-8124 E-mail: Attention:

Notice to Nissin:	Name: Nissin Kogyo Co., Ltd. Address: 801 Kazawa, Tomi City, Nagano Japan 389-0514 E-mail: Attention:
with copies to (which copies will not constitute notice): Name: Nishimura & Asahi Address: Otemon Tower, 1-1-2 Otemachi, Chiyoda-ku, Tokyo Japan 100-8124 E-mail: Attention:

12.4 Expenses.
Except as otherwise specifically set forth in this Agreement, the Parties shall bear their respective expenses, including any Taxes incurred in connection with the preparation, execution and performance of this Agreement, and the Transactions, including all fees and expenses of agents, representatives, counsel, accountants, interpreters, consultants and other advisors.
12.5 Further Assurances; Good Faith Consultation.
Each Party hereby agrees, without further consideration, to use commercially reasonable efforts to execute and deliver, and cause their respective Affiliates to execute and deliver, following the Closing such other instruments of transfer and take, and cause their respective Affiliates to take, such other action as the other Party may reasonably request in order to carry out the provisions of this Agreement and consummate the Transactions, in each case in accordance with this Agreement. If any doubt with respect to any matter not stipulated in this Agreement or any matter with respect to the interpretation of any provision of this Agreement arises, the Parties shall endeavor to resolve the matter through consultation in good faith in accordance with the purpose of this Agreement.
12.6 No Assignment.

This Agreement and any right or obligation hereunder may not be transferred or assigned by, (a) in the case of either Purchaser, without the prior written consent of Seller, or (b) in the case of Seller, without the prior written consent of Purchasers; provided, however, that no such consent shall be required for a Party to transfer or assign this Agreement or any of its rights (and not obligations) hereunder to any of its Affiliates (provided, that (i) such Affiliate remains an Affiliate of the assignor party, and (ii) in the event such Affiliate ceases to be an Affiliate of the assignor party, the rights are assigned to the assignor party). Any assignment pursuant to this Section 12.6 will not relieve the assignor party of its obligations under this Agreement.
12.7 Confidentiality.
(a) None of the Parties may use (x) the terms of this Agreement, or (y) any information or materials disclosed by one Party to any other Party pursuant to this Agreement, including in connection with the negotiation of this Agreement (regardless of whether in the form of documents, e-mails, verbal communications, electromagnetic media, electronic media or any other form of information transmission) that were marked or otherwise identified as “confidential” at the time of disclosure or which the receiving Party(ies) should reasonably have understood to be confidential given the nature of the information or materials (the “Confidential Information”) for any purpose other than the performance of this Agreement, nor disclose such Confidential Information to any third party, unless the Party disclosing such Confidential Information has given its prior written approval, for a period of three (3) years from the date hereof; provided, however, that the foregoing shall not apply:
(i) when use or disclosure is made for the purpose of the performance of this Agreement to the extent necessary to such Party’s officers, employees and advisors,
(ii) when use or disclosure is made, only to the extent necessary, as required under applicable Laws; or

(iii) in connection with the sale of any business or assets by a Party to a third party, provided that any such third party receiving any such Confidential Information has agreed in writing to be bound to terms to protect the confidentiality of such Confidential Information consistent with this Agreement.
(b) Confidential Information shall not include any of the following:
(i) any information already in the public domain at the time of receipt;
(ii) any information that enters the public domain after receipt due to a cause not attributable to the recipient;
(iii) any information which the recipient already held at the time of receipt without breach of any confidentiality obligation to the discloser;
(iv) any information which the recipient obtained from a duly authorized third party authorized to disclose such information; and
(v) any information which the recipient independently developed without the disclosed information.
(c) Notwithstanding any provisions herein to the contrary, after the Closing, Purchasers shall have no confidentiality obligation under Section 12.7(a) with respect to any Confidential Information regarding VNBJ. Seller shall, after the Closing, have a confidentiality obligation in accordance with Section 12.7(a) with respect to any Confidential Information of VNBJ, provided that (i) such confidentiality obligation of Seller shall be subject to Section 12.7(a)(i) (provided that clause (iii) thereof shall apply only to information obtained by Seller after the Closing Date) and (ii) nothing in this Section 12.7 or this Agreement shall limit or restrict Seller’s and its Affiliates’ ability to exercise its and their rights and licenses under the IP License Agreement, as amended.
12.8 Publication and Announcements.
No public release or announcement concerning this Agreement, any other Transaction Document or the Transactions shall be issued by any Party without the prior written consent of each other Party, except for such release or announcement as may be required by applicable Law or by the rules of any stock exchange or listing authority.
12.9 Waivers and Amendments.
No waiver by any Party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver thereof at any other time or a waiver of any other provision, condition or requirement hereof nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. This Agreement may be amended only in writing executed by the Parties.
12.10 Severability.
If any provision herein is held invalid, unlawful or unenforceable, the remainder of this Agreement shall nevertheless be enforced, and the Parties shall negotiate in good faith a substitute for said provision, giving effect to the original intent of the Parties.
12.11 Counterparts; Electronic Signature.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by electronic signature in portable document format (.pdf) and an electronic signature in portable document format (.pdf) will constitute an original for all purposes.
12.12 Governing Law; Dispute Resolution.
(a) This Agreement shall be governed by and construed in accordance with the Laws of Japan, without regard to choice-of-laws or conflict-of-laws provisions thereof.
(b) All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules. The language of the arbitration shall be English. The seat and venue of the arbitration shall be Singapore. The Parties agree that the arbitration proceedings and any award shall be confidential. Each Party shall bear its own fees and costs associated with the arbitration.

12.13 No Third-Party Beneficiaries.
Nothing in this Agreement, express or implied, is intended to or shall confer on any Person other than the Parties and their respective permitted successors or assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement.
12.14 Entire Agreement.
This Agreement, including the schedules and exhibits hereto, sets forth the complete and exclusive agreement between the Parties regarding the subject matter herein, and supersedes all prior or contemporaneous written or oral understandings between the Parties relating to said subject matter.
12.15 Transfer Taxes.
All Transfer Taxes shall be borne by Purchasers. The party required by applicable Law to file a Tax Return with respect to the Transfer Taxes shall do so within the time period prescribed by applicable Law, and the Parties shall reasonably cooperate with respect to the preparation and filing of such Tax Return.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.
Honda Motor Co., Ltd.
By: /s/ Seiji Kuraishi
Name: Seiji Kuraishi
Title: Executive Vice President

Nissin Kogyo Co., Ltd.
By: /s/ Yasushi Kawaguchi
Name: Yasushi Kawaguchi
Title: Representative Director, President

VNBJ Share Purchase Agreement

Veoneer AB
By: /s/ Mats Backman
Name: Mats Backman
Title: Director

By: /s/ Amelie Wendels
Name: Amelie Wendels
Title: Director

VNBJ Share Purchase Agreement

Exhibit A
Certain Definitions; Interpretation
1. As used in the Agreement, the following capitalized terms shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; provided, however, for purposes of this Agreement, VNBJ shall not be deemed Affiliates of Seller.
“Aggregate Purchase Price” has the meaning set forth in Section 1.2(a).
“Agreement” has the meaning set forth in the preamble.
“Antisocial Activities” means a direct or indirect activity falling under any of the following categories: (a) making violent demands, (b) making unjustifiable demands exceeding legal liabilities, (c) using threatening behavior or violence with regard to transactions; (d) damaging the credit of third parties by spreading groundless rumors, using fraudulent means or power, or interfering with their business; or (e) any other activity comparable to any of (a) through (d) above.
“Antisocial Forces” means (a) a criminal organization (which means an organization having members (including members of constituent organizations of that organization) that may encourage violent or illegal activities or the like collectively or habitually, hereinafter the same), (b) a member of a criminal organization, (c) a Person for whom a period of five (5) years has not passed since such Person ceased to be a member of a criminal organization, (d) a quasi-member of a criminal organization (which means a Person who has a relationship with a criminal organization, other than a member thereof, who (i) may engage in violent or illegal activities or the like using the power of a criminal organization in the background, or (ii) cooperates in the sustention or operation of or is involved with a criminal organization, including by providing funds, weapons or the like to a criminal organization or to members of a criminal organization, hereinafter the same), (e) a criminal organization-related corporation (which means a corporation (i) in which a member of a criminal organization is substantially involved in its management,
Exhibit A Page 1

(ii) which is managed by a quasi-member of a criminal organization or a former member of a criminal organization, and which actively cooperates in the sustention or operation of or is involved with a criminal organization, including by providing funds to a criminal organization, or (iii) which actively benefits from a criminal organization such as for its operation, and cooperates in the sustention or operation of a criminal organization), (f) a corporate racketeer (which means sokaiya, corporate extortionists and other Persons who may engage in violent or illegal activities or the like seeking improper profits from corporations and the like, and threatens the safety of civil life), (g) a social/political movement racketeer (which means a Person that may engage in violent or illegal activities or the like seeking improper profits by pretending to engage in or professing to advocate a social or political movement, and threatens the safety of civil life), (h) a special intellectual criminal organization (which means a Person other than as set forth in (a) through (g) above that, under the background of a relationship with a criminal organization, using the organization’s power, or else having a financial connection with a criminal organization, serves as the core of structural justice) or (i) any other Person comparable to any of (a) through (g) above.
“Antisocial Forces Related Persons” means (a) Antisocial Forces, (b) any Person having a relationship with Antisocial Forces where it is recognized that such Antisocial Forces control its management, (c) any Person having a relationship with Antisocial Forces where it is recognized that such Antisocial Forces are substantially involved in its management, (d) any Person having a relationship with Antisocial Forces where it is recognized that such Person is improperly benefiting from Antisocial Forces such as for the purpose of seeking improper profits for itself or of a third party or for the purpose of inflicting damage on a third party, (e) any Person having a relationship with Antisocial Forces where it is recognized that such Person is involved with Antisocial Forces such as by providing funds or benefits or (f) any Person whose officer or any Person who substantially engages in the management thereof has a relationship with Antisocial Forces deserving of social criticism.
“Antitrust Filings” means filings or notifications required under applicable Antitrust Laws.
Exhibit A Page 2

“Antitrust Laws” means the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade of Japan.
“Assets” has the meaning set forth in Section 3.6(a).
“Autoliv Parties” has the meaning set forth in the recitals.
“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks located in each of Tokyo, Japan, Beijing, China or the State of New York are authorized or required by Law to be closed for business.
“Claim Notice” has the meaning set forth in Section 10.3(a).
“Claims” means any actions, assertions, complaints, suits, claims, demands or disputes.
“Closing” has the meaning set forth in Section 8.1.
“Closing Date” has the meaning set forth in Section 8.1.
“Company IP Assets” means all Intellectual Property Rights solely or jointly owned by VNBJ, including any such Intellectual Property Rights registered in the name of VNBJ, but excluding any Intellectual Property Rights acquired, invented or reduced to practice prior to April 1, 2016.
“Company Product” means any product that is or was designed, developed, manufactured or sold by VNBJ.
“Confidential Information” has the meaning set forth in Section 12.7(a).
“Contract” means any enforceable written contract, promise, arrangement, agreement and other commitment.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, including the ability to elect the majority of the board of directors or the members of a
Exhibit A Page 3

similar governing body of such Person, and the terms “Controlled” and “Controlling” have correlative meanings.
“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Exhibit A.
“Databases” has the meaning set forth in the definition of “Intellectual Property Rights” in this Exhibit A.
“Disclosure Schedule” has the meaning set forth in the introduction to ARTICLE III.
“Dollar” or “$”means the lawful currency of the United States of America.
“Environmental Law” means any Law relating to pollution, contamination or cleanup, the protection or restoration of the environment or natural resources or human health as it relates to the environment or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Materials or the investigation, clean-up or other remediation or analysis thereof, or the sale or offer for sale of any product subject to restrictions on the use or incorporation of Hazardous Materials therein.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a fact material to the Transactions made with the intent of inducing any other Party to enter into this Agreement and upon which such other Party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under applicable tort laws.
“Fundamental Representation” means the representations and warranties set forth in ARTICLE II (Representations and Warranties of Seller) (with the exception of 2.6 (Steering Committee Materials)), Sections 3.1 (Existence and Corporate Power), 3.3 (Company Capital Stock), 3.10 (Antisocial Forces), ARTICLE IV (Representations and Warranties of Nissin), and ARTICLE V (Representations and Warranties of Honda) of this Agreement.
Exhibit A Page 4

“Governmental Approval” means any permit, approval, license or authorization issued, granted or otherwise made available or required by any Governmental Authority.
“Governmental Authority” means any international, national, supranational, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.
“Hazardous Material” means any material, substance or waste that is listed, classified or regulated as hazardous, radioactive, or toxic or a pollutant or a contaminant pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing material, polychlorinated biphenyls, radioactive materials, perfluorooctanoic sulfonates and perfluorooctanoic acids.
“Honda” has the meaning set forth in the preamble.
“Indemnified Party” has the meaning set forth in Section 10.1(b).
“Indemnifying Party” has the meaning set forth in Section 10.3(a).
“Intellectual Property Rights” means any intellectual and industrial property rights and other similar proprietary rights, whether protected, created or arising under the laws of any jurisdiction, including all rights pertaining to or deriving from: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Trade Secrets; (v) Software; and (vi) Databases; and all rights, benefits, privileges, causes of action and remedies relating to any of the foregoing; provided, however, that rights granted pursuant to license or similar Contracts do not constitute “Intellectual Property Rights.” As used herein, (a) “Patents” means patent rights, title and interests in and to all letters patent and rights accorded under patent law systems, utility models and applications therefor, including continuations, divisionals, continuations-in-part, reissues, reexaminations, substitutions, renewals and extensions thereof, and patents issuing thereon;
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(b) “Trademarks” means trademarks, service marks, trade names, service names, brand names and trade dress, together with the goodwill associated with any of the foregoing, and all applications therefor and registrations and renewals thereof; (c) “Copyrights” means copyrights and similar rights in works of authorship, including all rights of publication, reproduction, distribution and performance, moral rights and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions; (d) “Trade Secrets” means trade secret rights and rights in similar forms of protection for confidential information, including such forms of protection for invention disclosures, formulae, recipes, specifications (including information regarding materials, ingredients, tools, apparatus, sources, and vendors), procedures, processes, methods, techniques, ideas, creations, inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), improvements, know-how, research and development, technical data, designs, models, algorithms, subroutines and similar confidential information; (e) “Software” means computer software and firmware, including data files, source code, object code and software-related specifications and documentation; and (f) “Databases” means proprietary databases and data compilations and all documentation relating to the foregoing.
“Intercompany Loan” means the intercompany loan made by Seller to VNBJ under that certain Loan Facility Agreement executed as of June 28, 2019 between Seller and VNBJ, with an outstanding principal balance of Two Billion Two Hundred Ninety-Five Million Yen (2,295,000,000 Yen) as of the date hereof.
“International Trade Law” means Foreign Exchange and Foreign Trade Act of Japan, the Export Administration Act, the Export Administration Regulations, the Foreign Asset Control Regulations and any other similar Applicable Laws in any jurisdiction applicable to international trade.
“IP License Agreement” means the IP License Agreement, dated June 28, 2019, between VNBJ and Veoneer Nissin Brake Systems America, LLC.
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“JGAAP” means generally accepted accounting principles in effect from time to time in Japan.
“JV Agreement” has the meaning set forth in the recitals.
“Law” means, collectively, any applicable international, national, supranational, federal, state, provincial, foreign or local statute, law (including common law), treaty, directive, ordinance, regulation, rule, code, order, judicial or arbitral or administrative or regulatory judgment, injunction or decision, in each case enacted, adopted, approved, promulgated or otherwise put into effect by or under the authority of a Governmental Authority.
“Leakage” means (a) any dividend (in cash or in kind), or distribution declared, paid or made by VNBJ to Seller, (b) any payments made or agreed to be made by VNBJ (including professional advisers’ fees and expenses) and all other costs, on behalf of Seller, in connection with the Transactions contemplated by this Agreement, (c) any assets transferred by VNBJ to Seller or any of its Affiliates, other than on arm’s length terms, (d) any payments (in cash or in kind) made or agreed to be made by VNBJ in respect of any share capital or other securities of VNBJ being issued, redeemed, purchased, cancelled or repaid, or any other return of capital, (e) the cancellation, waiver, discount or forgiveness (or any agreement to cancel, waive, discount or forgive) by VNBJ of any liability or amount owed to it by Seller, or by any of Seller’s Affiliates, (f) issue any note, bond or debenture, or otherwise incur, assume or guarantee any indebtedness for borrowed money by VNBJ to Seller, settle, discharge, offset pay or repay the all amounts that are payable of the Intercompany Loan, change the interest or other condition of the Intercompany Loan, or (g) any agreement or arrangement or commitment made or entered into by VNBJ (contingently or otherwise) to do or give effect to any matter referred to in (a) to (f) above.
“Legacy Materials” has the meaning set forth in Section 9.4.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted
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or heard by or before, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Liens” means any mortgages, pledges, securities by way of assignment (joto tampo), security interests, lease rights, options or other encumbrances or restrictions with respect to the use, voting (in the case of any security or equity interest) or transfer of ownership, other than Permitted Liens.
“Losses” means any damages, claims, fines, fees, penalties, judgments, awards, settlement payments, assessments, losses, liabilities, or expenses, including reasonable attorney and other advisor fees (but excluding any consequential damages or lost profits).
“Material Adverse Effect” means any change, condition, event, effect, or occurrence that has a material adverse effect on the business, financial condition, Assets, liabilities, or results of operations of VNBJ, taken as a whole; provided, however, that any adverse change, event, condition or effect arising from or related to the following events (individually or taken together) shall not be taken into account in determining that a “Material Adverse Effect” has occurred (but with respect to items (i) through (iii) below, only to the extent that such events, changes, facts, conditions, circumstances, or occurrences do not have a disproportionate effect on VNBJ taken as a whole relative to other participants in the industry in which VNBJ operates): (i) any change generally affecting the industries in which VNBJ operates; (ii) any change in the financial or securities markets or any change in general international, national or regional economic or financial conditions; (iii) any changes in any industry standards or any applicable Laws or orders; (iv) any changes in USGAAP or JGAAP; (v) any changes in general political conditions, including any acts of terrorism, declaration or commencement of a new war, material escalation of current wars; (vi) hurricanes, floods, acts of God or other natural disasters (in each case except earthquakes); (vii) compliance with the terms of, or the taking of any action or the failure to take any action contemplated by, the Transaction Documents; (vii) any failure, in and of itself, of VNBJ to meet any projections, forecasts or estimates of revenues or earnings; (ix) any change, condition, event, effect or occurrence disclosed in the Disclosure Schedule on the date hereof; or (x) any action taken or omitted at the
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written request of Purchasers; or (xi) the announcement by Seller or VNBJ of the identity of either Purchaser and the impact thereof on the relationships of VNBJ with its employees.
“Material Contract” has the meaning set forth in Section 3.7(b).
“Material Leased Real Property” means all of the real property listed in Section 3.19(b) of the Disclosure Schedule.
“Material Leases” has the meaning set forth in Section 3.19(b).
“Nissin” has the meaning set forth in the preamble.
“Nissin Parties” has the meaning set forth in the recitals.
“Ordinary Course of Business” means the ordinary course and normal day-to-day conduct of a company’s business, consistent with the past usual customs and practices of such company or business during the prior twelve (12) month period prior to the time of determination, including making appropriate capital expenditures based on its business plans.
“Organizational Documents” means, with respect to an entity, the articles of incorporation, certificate of incorporation, memorandum and articles of association, by-laws, articles of organization, operating agreement, certificate of formation or similar governing documents of such entity.
“Party” or “Parties” has the meaning set forth in the preamble.
“Patents” has the meaning set forth in the definition of “Intellectual Property Rights” in this Exhibit A.
“Permitted Liens” means (a) any statutory lien (sakidori tokken, ryuchi-ken, etc.) or any other liens imposed by operation of applicable Law, (b) any lien of current Taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established; (c) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and
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appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, in each case in the Ordinary Course of Business; (d) restrictions on transfer of securities under applicable securities Laws; (e) such imperfections of title, liens and easements as do not materially detract from or interfere with the ownership or use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such Real Property; (f) with respect to the VNBJ Shares, restrictions on sale or transfer set forth in the Organizational Documents of VNBJ (requiring that the board meeting of VNBJ approves the transfer of any shares thereof) and restrictions under the JV Agreement; and (g) licenses, covenants and similar rights granted with respect to the Company IP Assets in the Ordinary Course of Business.
“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity.
“Pre-Closing Period” has the meaning set forth in Section 6.1.1.
“Purchaser Indemnified Parties” has the meaning set forth in Section 10.1(a).
“Purchasers” has the meaning set forth in the preamble.
“Real Property” means the Material Leased Real Property and real property listed in Section 3.19(a) of the Disclosure Schedule.
“Reference Date” has the meaning set forth in Section 3.4(a)(i).
“Release” means any release, spill, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, deposit, dispersal, or migration into or through the environment or within any building, structure, facility or fixture.
“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, employees, counsel, advisors, auditors, agents, consultants, bankers and other representatives.
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“Required Antitrust Approval” has the meaning set forth in Section 6.3.2(a).
“Resigning Directors” means directors of VNBJ listed in Schedule 6.2.6.
“Seller” has the meaning set forth in the preamble.
“Seller Indemnified Parties” has the meaning set forth in Section 10.1(b).
“Seller’s Knowledge” or any similar phrase means the actual knowledge of a particular fact as of the date hereof by any of the following individuals: Steve Rodé (Executive Vice President Operations), Lars Sjobring (Executive Vice President Legal Affairs, General Counsel and Secretary General Counsel), Robert Bisciottii (Vice President), John Jensen (Chief Executive Officer, VNBS) and Mii Sawada (Chief Financial Officer, VNBS).
“Software” has the meaning set forth in the definition of “Intellectual Property Rights” in this Exhibit A.
“Tax” or “Taxes” means all income, consumption, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other taxes, duties, levies, fees or charges (whether payable directly or by withholding) imposed by any tax authority, together with any interest and any penalties thereon or additional amounts with respect thereto.
“Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with a Governmental Authority with respect to Taxes, including any amendment thereto and any schedule or attachment included therewith.
“Third-Party Claim” has the meaning set forth in Section 10.5.
“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights” in this Exhibit A.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights” in this Exhibit A.
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“Transactions” means the transactions contemplated by this Agreement, including the purchase and sale of the VNBJ Shares.
“Transaction Document” means this Agreement and each other agreement, certificate, document and instrument delivered pursuant hereto, including the Transition Service Agreement to be entered into in accordance with Section 6.2.7, and in each case including all Schedules and Exhibits hereto and thereto.
“Transfer Tax” means any transfer, documentary, real estate transfer, mortgage recording, sales, use, excise, stamp, registration, value added and similar Taxes, and all conveyance fees, recording charges and similar fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement; provided, however, that Seller shall be responsible for any Taxes imposed on or in connection with the capital gains of Seller in respect of the Transactions.
“Transition Service Agreement” has the meaning set forth in Section 6.2.7.
“USGAAP” means generally accepted accounting principles in effect from time to time in the United States.
“USGAAP Balance Sheets” has the meaning set forth in Section 3.4(a)(ii).
“Veoneer Marks” has the meaning set forth in Section 9.4.
“Veoneer Parties” has the meaning set forth in the recitals.
“VNBJ” has the meaning set forth in the recitals.
“VNBJ Shares” has the meaning set forth in the recitals.
“VNBZ” has the meaning set forth in Section 7.4.
“VNBZ Closing” has the meaning set forth in Section 7.4.
“VNBZ SPA” has the meaning set forth in Section 7.4.
“Yen” means the lawful currency of Japan.
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2. No Party shall be considered the draftsperson, and this Agreement and the other Transaction Documents have been reviewed, negotiated and accepted by all parties and their attorneys, and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
3. The terms defined in this Agreement mean and include the plural as well as the singular. Unless the context otherwise provides, all pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires. References to articles, sections, schedules, exhibits and subdivisions thereof refer, unless otherwise specifically indicated, to the articles, sections of and schedules and exhibits to this Agreement and subdivisions thereof, respectively. The terms “hereof,” “herein,” “hereto” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.
4. The table of contents and the captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein have been included for convenience of reference only and shall not, in any way, be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement.
5. The words “include,” “includes” and “including” herein shall be deemed to be followed by the phrase “without limitation.” The word “or” will not be limiting or exclusive.
6. When reference is made to any Person, such reference shall include such Person’s successors and permitted assigns. Unless the context shall otherwise require, any reference herein to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).
7. Unless otherwise specifically indicated, all the dates and times used in this Agreement refer to Japan Standard Time. All references to “days,” “months” or “years” shall be to calendar days, months and years, respectively, unless otherwise indicated as a
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“Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.
8. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and shall not mean simply “if.”
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